Exhibit 10.49

INVOLUNTARY TERMINATION AGREEMENT

THIS INVOLUNTARY TERMINATION AGREEMENT (this “Agreement”) is entered into effective as of January 13, 2020 (the “Effective Date”), by and between RTI Surgical Holdings, Inc., a Delaware corporation (the “Company”), and Olivier Visa (the “Executive”).

1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Accrued Obligations” means the sum of the following payments accrued by the Executive as of the Termination Date, to the extent not yet paid: (i) base salary, to the extent earned; (ii) any bonus, annual incentive compensation, deferred compensation, and other cash compensation, to the extent earned; and (iii) any vacation pay, expense reimbursements, and other cash entitlements.

(b) “Affiliate” means any corporation or other entity (i) in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or (ii) that has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means the occurrence of any of the following events, unless, to the extent remedy is reasonably feasible, such event is fully remedied by the Executive in all material respects within 15 days after the Company provides written notification of the occurrence of such event to the Executive:

(i) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s material duties to the Company;

(ii) the Executive’s failure to perform the Executive’s material duties to the Company or to follow the lawful directives of the Board or the officer to whom the Executive reports (other than as a result of death or disability);

(iii) indictment or conviction of the Executive, or pleading by the Executive of guilty or nolo contendere to, any felony or any crime involving moral turpitude;

(iv) the Executive’s violation of any laws, rules or regulations of any governmental or regulatory body, which violation is or is reasonably likely to be materially injurious to the Company’s financial condition or reputation;

(v) the Executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(vi) the Executive’s performance of any act of theft, embezzlement, fraud, material malfeasance, material dishonesty or misappropriation of the Company’s property;

(vii) breach by the Executive of a provision of this Agreement or any agreement with the Company, or a violation by the Executive of the Company’s code of conduct or any other written policy, which breach or violation is or is reasonably likely to be materially injurious to the Company’s financial condition or reputation;

(viii) the Executive’s possession or use of illegal drugs;

(ix) the Executive’s legal use of alcohol or controlled substances in a manner that materially impairs the Employee’s ability to effectively perform his job; or

(x) the Executive’s commission of any act that is or is reasonably likely to be materially injurious to the Company’s financial condition or reputation.

The Company shall provide the Executive with a written notice detailing the specific circumstances alleged to constitute Cause within 30 days after the Company becomes aware of such circumstances, and may terminate the Executive’s employment within 10 days following the expiration of the Executive’s 15-day cure period described above, to the extent remedy is reasonably feasible.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Good Reason” means, without the written consent of the Executive, the occurrence of any one or more of the following:

(i) a material reduction of the Executive’s base salary or target annual bonus;

(ii) a material diminution in the Executive’s position, duties, authority, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated);

(iii) a relocation of the Executive’s primary place of employment by more than 60 miles; or

(iv) the Company’s material breach of this Agreement or any agreement between the Company and the Executive.

Notwithstanding the foregoing, no condition may constitute Good Reason unless (A) the Executive provides written notice to the Company of the existence of such condition no later than 60 days after the Executive knows or reasonably should know of the existence of such condition, (B) the Company fails to remedy such condition within 30 days after receipt of such notice, and (C) the Executive resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B).

(g) “Involuntary Termination” means termination of the Executive’s employment by the Company without Cause or the Executive’s resignation for Good Reason.

(h) “Sale” means the consummation of the sale, in one or more transactions, of either: (i) a majority of the then-outstanding capital stock or equity interests of all of the Subsidiaries of the Company that own at least 80% of the assets that are used in or comprise the Company’s OEM business or (ii) at least 80% of the assets owned by the Company and its Subsidiaries that are used in or comprise the Company’s OEM business; provided, however, for the avoidance of doubt, any sale of all or substantially all of the Assets of the Company or any transaction (whether a merger, reorganization, statutory share exchange, consolidation or similar transaction (collectively, a “Business Combination”)) which results in the transfer of a majority of the voting power of the Company to persons or entities which were not in control of the Company prior to the Business Combination, shall be deemed a Sale.

(i) “Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership or other business entity: (i) of which 50% or more of any class of capital stock or other equity interest is owned or controlled, directly or indirectly, by the Company; or (ii) of which the Company is a general partner.

(j) “Termination Date” means (i) the date of the Executive’s separation from service, within the meaning of the Code, or (ii) if the Executive’s employment by the Company terminates by reason of death, the date of death, or disability, the date of disability.

(k) “Transition Period” means the period beginning on the closing date of a Sale and ending six months after a Sale.

2. Term. This Agreement will remain in effect for a two-year term beginning as of the Effective Date (the “Term”) unless either the Company or the Executive provides notice of termination of the Agreement to the other at least 90 days prior to the expiration of the Term; provided that no such early termination has the effect of reducing or diminishing the rights of the Executive under this Agreement without the written consent of the Executive.

3. General Severance Terms.

(a) In exchange for the rights granted to the Executive under this Agreement, the Executive unconditionally and irrevocably waives any rights and benefits that may be applicable to him or her under any policy of the Company related to the termination of the Executive’s employment with the Company, unless a Sale does not occur (in which case any Company policy then in place should be applicable to the Executive).

(b) If the Executive breaches in any material respect any restrictive covenants in any agreement between the Executive and the Company or any of its Affiliates, including any non-competition, non-solicitation, non-disparagement, or confidentiality covenant (the “Restrictive Covenants”), and fails to remedy such breach within 30 days after receipt of written notice of such breach from the Company, (i) the Executive’s entitlement to the payments and benefits set forth in Section 4 shall be null and void; (ii) all rights to receive or continue to receive severance payments and benefits will cease; and (iii) the Executive must immediately repay to the Company all amounts already paid to, and the value of all benefits already received by, the Executive pursuant to Section 4. The foregoing does not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

(c) If the Executive’s employment with the Company terminates for any reason, the Company shall pay the Executive all Accrued Obligations within 15 days following the Termination Date (except to the extent payment of such Accrued Obligation is required to be paid later pursuant to the terms of an applicable plan or agreement), regardless of whether the Executive complies with the Release Requirement (as defined below) or the Restrictive Covenants.

(d) In the event of a Sale, the vesting of the Executive’s equity awards shall accelerate.

4. Payments upon an Involuntary Termination in Connection with a Sale. In the event of an Involuntary Termination during the Transition Period, and provided the Executive executes and has not revoked a general release agreement in a form prescribed by the Company within 30 days after the Termination Date (the “Release Requirement”), the Company will provide the Executive with an amount equal to 12 times the Executive’s monthly base salary as of the Termination Date, payable, at the Company’s option, either: (i) in substantially equal installments on the Company’s regularly scheduled payroll dates over a 12-month period, and commencing within 30 days after the Termination Date; or (ii) in a lump sum within 30 days following the Termination Date; provided that if the Sale does not constitute a “change in control event,” within the meaning of Section 409A of the Code, then any portion of the payment to be made pursuant to this Section 4 that is considered deferred compensation, within the meaning of Section 409A of the Code, shall be paid in accordance with clause (i) of this Section 4, to the extent required by Section 409A of the Code.

5. Other Termination of Employment. If the employment of the Executive terminates for any reason other than an Involuntary Termination, then the Executive will receive payment of only the Accrued Obligations.

6. Section 280G. To the extent that any payment or distribution to or for the benefit of the Executive pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code, or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company will reduce the payments to the amount that is (after taking into account federal, state, local, and social security taxes at the maximum marginal rates, and including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Cap”).

7. Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes that, by applicable federal, state, local, or other law, the Company is required to withhold therefrom. The Company may also reduce the amounts otherwise payable pursuant to this Agreement to satisfy the Executive’s required contributions for the health coverage being provided hereunder.

8. Amendment and Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company; provided that the Company may amend the Agreement in a manner that is beneficial to the interests of the Executive without the Executive’s written consent. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement or in any agreement with respect to any equity ownership interest in the Company owned by the Executive, the rights of, and benefits payable to, the Executive pursuant to this Agreement are in addition to any rights against, or benefits payable by, third parties (i.e., persons other than the Company or any of its Affiliates), to the Executive under any other employee benefit plan or program of the Company.

9. Scope of Agreement. Nothing in this Agreement entitles the Executive to continued employment with the Company or its subsidiaries or any of their respective Affiliates. Any amounts paid pursuant to this Agreement are in lieu of any other amounts of severance relating to salary, incentive or other bonus compensation, or equity compensation to be received by the Executive from the Company or its Affiliates upon termination of employment of the Executive under any employment, employee benefit, equity compensation, or severance plan or agreement, policy, or similar arrangement of the Company or its Affiliates in effect as of the date hereof; provided that nothing in this Section 9 affects the Executive’s rights with respect to any equity ownership interest in the Company. If the Company or any of its Affiliates are obligated by law to pay severance pay, notice pay, or similar benefits, or if the Company or any of its Affiliates are obligated by law to provide advance notice of separation (“Notice Period”), then the payments made under this Agreement will be reduced by the amount of any such severance, notice pay, or similar benefits, as applicable, and by the amount of any severance pay, notice pay, or similar benefits received during any Notice Period.

10. Successors; Binding Agreement.

(a) This Agreement will not terminate upon any merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, as a result of any transfer or sale of all or substantially all of the assets of the Company, or as a result of a Sale. In the event of any such merger, consolidation, transfer or sale of assets, or Sale, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b) This Agreement shall be binding upon and inure to the benefit of the parties named in this Agreement and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations under this

Agreement; provided, however, that the Company may assign this Agreement to any successor, purchaser of all or substantially all of the assets of the Company, or purchaser in connection with a Sale. Any attempted assignment of this Agreement or any rights, interests, or obligations under this Agreement not in accordance with the terms of this Section 10(b) shall be void.

11. Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to the Executive under this Agreement shall be considered a separate payment. In the event the teens of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term and similar terms shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payment hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of the Executive’s separation from service, each such payment that is payable upon the Executive’s separation from service and would have been paid prior to the six-month anniversary of the Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Executive’s separation from service or (ii) the date of the Executive’s death. Any reimbursement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

12. Notices.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given: (a) when delivered personally to the recipient; (b) two business days after being sent to the recipient by reputable international overnight courier service (charges prepaid); or (c) on the date sent by facsimile transmission or electronic mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, addressed: (i) if to the Executive, to the home address of the Executive on the most current

Company records; (ii) if to the Company, to RTI Surgical, Inc., 520 Lake Cook Road, Suite 315, Deerfield, Illinois 60015; or (iii) to any other address that either party may have furnished to the other in writing in accordance with the notice requirements of this Section 12 (provided that such notice has been received by the other party).

(b) A written notice of the Executive’s Termination Date by the Company or the Executive to the other must (i) indicate the specific provision in this Agreement applicable to such termination; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of such provision to the termination of the Executive’s employment; and (iii) specify the Termination Date. The failure by the Executive or the Company to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

13. Mitigation and Offset; Attorneys’ Fees and Expenses.

(a) The Company’s obligation to make any payments provided in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others, except as provided in Section 3(a) or Section 14. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, except as provided in Section 3(a), and such amounts will not be reduced whether or not the Executive obtains other employment.

(b) The Company and the Executive shall each bear their own attorney’s fees and expenses incurred in connection with any claim or dispute between them relating to or arising out of this Agreement.

14. Clawback Policy. Notwithstanding anything to the contrary herein, all incentive compensation paid to the Executive in connection with the Executive’s employment with the Company will be subject to forfeiture, recovery by Company, or other action pursuant to any clawback or recoupment policy that the Company may adopt to the extent the Board determines in its sole discretion that the adoption and maintenance of such policy is necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by applicable law.

15. Governing Law; Validity. The interpretation, construction and performance of this Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which other provisions will remain in full force and effect.

16. Counterparts. This Agreement may be executed in two counterparts (including by means of facsimile transmission or electronic mail), each of which will be deemed to be an original and both of which together will constitute one and the same instrument. A manual signature on this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and the Executive has executed this Agreement effective as of the day and year first above written.

RTI SURGICAL HOLDINGS, INC.

By:
Name: Camille I. Farhat
Title: President and Chief Executive Officer

EXECUTIVE

Olivier M. Visa

[Signature Page to Involuntary Termination Agreement]